                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13-G

                   Under the Securities Exchange Act of 1934
                         (Amendment No.      11     )
                                        ------------


                                 ALPNET, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                          Common Stock, No par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  021089 10 7
--------------------------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement_______. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   021089 10 7
          --------------

1.   NAME OF REPORTING PERSON
          Herbert F. Boeckmann, II

     S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON
          ###-##-####

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                   (a) ____
                                                   (b) ____


3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION
          USA

               5.    SOLE VOTING POWER
                          4,381,974
NUMBER OF
SHARES         6.    SHARED VOTING POWER
BENEFICIALLY              0
OWNED BY
EACH           7.    SOLE DISPOSITIVE POWER
REPORTING                 4,381,974
PERSON WITH
               8.    SHARED DISPOSITIVE POWER
                          0

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               4,381,974

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               15.8%


12.  TYPE OF REPORTING PERSON
               IN

Item 1.

     (a)  Name of Issuer
               ALPNET, Inc.
     (b)  Address of Issuer's Principal Executive Offices
               4460 S. Highland Drive
               Suite #100
               Salt Lake City, UT 84124-3543
Item 2.

     (a)  Name of Person Filing
               Herbert F. Boeckmann, II

     (b) Address of Principal Business Office or, if none, Residence c/o Galpin Ford
               15505 Roscoe Boulevard
               North Hills, CA 91343

     (c)  Citizenship
               USA

     (d)  Title of Class of Securities
               Common Stock, No par value

     (e)  CUSIP Number
               021089 10 7

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)  ___  Broker or Dealer registered under Section 15 of the Act.
     (b)  ___  Bank as defined in section 3(a)(6) of the Act.
     (c)  ___  Insurance Company as defined in section 3(a)(19) of the Act.
     (d)  ___  Investment Company registered under section 8 of the Investment
                 Company  Act.
     (e)  ___  Investment Adviser registered under section 203 of the Investment
                 Advisers Act of 1940.
     (f)  ___  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F).
     (g)  ___  Parent Holding Company, in accordance with section 240.13d-
                 1(b)(ii)(G) (Note: See Item 7)
     (h)  ___  Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership

          If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount Beneficially Owned
           4,381,974 (Includes no shares for which there is a right to acquire)

     (b)  Percent of Class
           15.8%

     (c)  Number of shares as to which such person has:

          (1)  sole power to vote or to direct the vote               4,381,974
          (2)  shared power to vote or to direct the vote                 0
          (3)  sole power to dispose or to direct the disposition of  4,381,974
          (4)  shared power to dispose or to direct the disposition of    0

Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following _____.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     N/A

Item 8.   Identification and Classification of Members of the Group

     N/A

Item 9.   Notice of Dissolution of Group

     N/A

Item 10.  Certification

     The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   10 February 2000
                                       ________________________________________
                                                               Date

                                             \s\ Herbert F. Boeckmann, II
                                    -------------------------------------------
                                                             Signature

                                             Herbert F. Boeckmann, II
                                    -------------------------------------------
                                                             Name/Title